UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2016

MYRIAD GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26642	87-0494517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Wakara Way

Salt Lake City, Utah 84108

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (801) 584-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	Creation of a Direct Financial Obligation of a Registrant

On December 23, 2016, Myriad Genetics, Inc. (“Myriad”) entered into a Credit Agreement (the “Credit Agreement”), by and among Myriad, as borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent (the “Agent”), Wells Fargo Bank, National Association, as Syndication Agent, and U.S. Bank National Association, PNC Bank, National Association, Fifth Third Bank, Zions First National Bank, a division of ZB, N.A., and Silicon Valley Bank, as Co-Documentation Agents, providing for a senior secured revolving credit facility (the “Facility”) in an aggregate principal amount of up to $300,000,000, which amount shall include $10,000,000 sublimits, in each case, for swingline loans and letters of credit. Pursuant to the Facility, Myriad borrowed revolving loans in an aggregate principal amount of $205,000,000. The Facility matures on December 23, 2021 (the “Maturity Date”).

The proceeds of the Facility were used (i) to refinance in full the obligations under the Myriad term loan facility entered into on August 31, 2016, (ii) to pay any fees and expenses related thereto, and (iii) for working capital and general corporate purposes.

The Credit Agreement contains customary loan terms, interest rates, representations and warranties, affirmative and negative covenants, in each case, subject to customary limitations, exceptions and exclusions. The Credit Agreement also contains certain customary events of default.

The Facility is secured by a first-lien security interest in substantially all of the assets of Myriad and certain of its domestic subsidiaries, and each such domestic subsidiary of Myriad has guaranteed the repayment of the Facility.

The Agent and its affiliates have various relationships with Myriad and its subsidiaries involving the provision of financial services, such as investment banking, commercial banking, advisory, paying agent services and escrow services for which they receive customary fees and may do so in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD GENETICS, INC.

Date: December 28, 2016	By:	/s/ R. Bryan Riggsbee
R. Bryan Riggsbee
Executive Vice President, Chief Financial Officer